Exhibit 99.1

For immediate release	Contact: Joseph Fitzgerald
June 30, 2003	(310) 449-3660

MGM ANNOUNCES SALE OF EQUITY INTEREST

IN RAINBOW CABLE NETWORKS

Los Angeles, CA – Metro-Goldwyn-Mayer Inc. (NYSE:MGM) announced today that it has agreed to sell its 20 percent equity interest in AMC, IFC (The Independent Film Channel) and WE: Women’s Entertainment cable networks to Cablevision Systems Corporation for $500 million.

Commenting on the transaction, Alex Yemenidjian, Chairman and Chief Executive Officer, said: “We are turning an asset the financial community gave us little credit for into over $2.00 per share in cash. Upon completion of the transaction, our balance sheet will be 100 percent debt free, which will give us more flexibility in pursuing other value creation opportunities for our shareholders.”

The transaction is subject to approval under the Hart-Scott-Rodino Act and is expected to close during the third quarter of 2003. The Company expects to report a book loss associated with the transaction of approximately $93 million in its second quarter ending June 30, 2003.

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Page 2 of 2 – MGM

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching almost 100 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

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